EXHIBIT 2
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              IDENTITY OF MEMBERS OF THE GROUP FILING THIS SCHEDULE



HWH Capital Partners, L.P.

HWH Nightingale Partners, L.P.

HWP Nightingale Partners II, L.P.

HWP Capital Partners II, L.P.

HWH, L.P.

HWH Nightingale, L.P.

HWP Nightingale II, L.P.

HWP II, L.P.

HWH Incorporated

HWH Nightingale, L.L.C.

HWP Nightingale II, LLC

HWP II, LLC

Robert B. Haas